Exhibit 10.7

January 11, 2010

Mr. Scott Minick

69 Wellington Avenue

San Anselmo, CA 94960

Re:	Employment Offer Letter

Dear Scott:

I am pleased to provide you with the terms and conditions of your anticipated employment by BIND Biosciences, Inc. (the “Company” or “BIND”). The following sets forth the terms and conditions of our offer of employment to you.

1. Position.

(a) You will be the President and Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s board of directors (“Board”). You will be expected to devote your full business time and your reasonable professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time by the Board. The Board will review your performance on an annual basis.

(b) You will serve as a director on the Board for so long as you serve as the CEO or until your earlier death, resignation or removal. In accordance with the Second Amended and Restated Voting Agreement dated as of July 22, 2009, among the Company and certain of its stockholders, as the same may be amended from time to time, you will occupy the position designated for the CEO. Subject to the second sentence of Section 1(a) and to prior approval of the Board (which approval shall not be unreasonably withheld), you may serve as a director of up to two companies other than BIND as well as a role as an affiliate of ARCH Venture Partners. The Board acknowledges and approves your current board seats at Sorbent Therapeutics and Chiasma and that you will serve as the point of contact for ARCH Venture Partners to the Company under this Section 1b.

2. Starting Date/Nature of Relationship. If you accept this offer, your employment with the Company will begin on January 11, 2010 (the “Start Date”). No provision of this letter shall be construed to create a promise of employment for any specific period of time. Your employment with the Company is at-will employment, which may be terminated by you or the Company at any time for any reason.

January 11, 2010

3. Compensation and Benefits.

(a) The Company will pay you a base salary at the rate of $395,000 per year, payable in accordance with the regular payroll practices of the Company, less any legally required deductions for federal and state taxes and the like, or other deductions which you authorize.

(b) In addition to your annual base salary, the Company will allow you non-exclusive use of company leased accommodations close to the Company offices for 1 year. The Company will also reimburse your actual relocation expenses, not to exceed a total sum of $75,000, if in the first year or $50,000 if in the second year if in the second or later years, subject to your production of receipts for those expenses. In the event that you terminate your employment for any reason other than Good Reason (as defined in Section 3e) within six months after the Start Date, then you shall promptly refund to the Company 50% of all amounts paid to you pursuant to this Section 3(b). The Company will reimburse you for any income taxes incurred as a result of these relocation payments. The Company, through the Board’s Compensation Committee, agrees to consider changes to this relocation package at your request in light of future facts and circumstances.

(c) Promptly after the Start Date, the Company shall sell you [1,158,069] shares (the “Shares”) of the Company’s common stock, $0.0001 par value per Share (“Common Stock”), at a price of $0.46 per Share. The purchase and sale of Shares shall be made pursuant to the Company’s 2006 Stock Incentive Plan and shall be governed by a Restricted Stock Purchase Agreement, substantially in the form of Exhibit 3(c) (the “Restricted Stock Purchase Agreement”), which shall contain, among other things, a right of the Company to repurchase unvested Shares under certain circumstances. The Shares will be subject to vesting requirements such that: 8.33% of the Shares shall be vested on the Start Date; 22.91% of the Shares shall vest on January 11, 2011; and 1.91% of the Shares shall vest on the 11th day of each month thereafter; for a total four-year vesting period, with accelerated vesting under certain circumstances, all as set forth in greater detail in the Restricted Stock Purchase Agreement. You may be eligible to receive additional stock options as determined by the Compensations Committee and Board to ensure that your equity ownership in the Company remains competitive with CEO’s of comparable biotechnology companies.

(d) To facilitate your purchase of the Shares, the Company shall make a full-recourse loan to you in the principal amount of $532,712. The loan shall be evidenced by a promissory note from you to the Company in the form of Exhibit 3(d). The loan shall bear interest at the rate of 2.45% per annum and shall mature and be repaid to the Company on the earliest to occur of: (i) an initial public offering of the Company; (ii) within 30 days after the voluntary termination of your employment with the Company without Good Reason, or involuntary termination with Cause; (iii) six months after other termination of employment or (iv) January 11, 2018.

(e) In the event that your employment were to be terminated by the Company without “Cause” or you resign your employment for “Good Reason” (as both terms are defined below), you will receive a severance benefit of up to twelve months of base salary continuation and up to twelve months of reimbursement of COBRA premiums for medical insurance coverage, so long as you are eligible to elect COBRA benefits. In addition, you will receive vesting acceleration of twelve months from the date of termination. The Company’s severance obligations may be conditioned upon your execution and delivery to the Company of a reasonable release of claims.

January 11, 2010

“Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; or (v) your breach of any material provision of any agreement between you and the Company including this agreement and the Nondisclosure Agreement (as defined in Section 5).

“Good Reason” shall mean any termination of your employment by you immediately following any of the following: (i) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (ii) a reduction by the Company in your salary or benefits (provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not qualify as a termination for Good Reason if (a) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (b) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (iii) a reduction by the Company in your duties, position, title, or responsibilities (unless such reduction occurs after a Change of Control, as defined below, in which case a mere change in title or reporting responsibilities shall not constitute Good Reason).

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

(f) You will be eligible to participate in all employee benefit plans made generally available by the Company from time to time to its employees, subject to plan terms and generally applicable Company policies. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

(g) You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of four weeks vacation. Vacation may be taken subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

(h) The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

January 11, 2010

4. Before You Start. Your employment with the Company is conditioned on your eligibility to work in the United States. On or before the Start Date, you must complete an I-9 Form and provide the Company with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

5. Confidentiality and Other Obligations. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of our business, you may not discuss the fact or terms of this offer or any employment discussions with anyone other than a member of the Board and members of your immediate family (and, if relevant, your financial advisor or lawyer). In addition, as a condition of this offer of employment, you are required to carefully review and then sign the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (the “Non-Disclosure Agreement”) enclosed with this letter.

6. Legal Expenses. The Company shall reimburse you the reasonable fees and expenses of your legal counsel incurred in connection with this offer of employment and all related documents and transactions contemplated thereby, up to a maximum payment for such fees and expenses of $7,500.

7. Conflicting Agreements. You hereby represent and warrant to the Company that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8. Miscellaneous. This letter and the Non-Disclosure Agreement constitute our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior proposals, agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

[Signature page follows]

January 11, 2010

If the terms of this offer are acceptable to you, please sign this letter in the place provided and return it to me no later than January 8, 2010. Your signature on the copy of this letter and your delivery of the signed copy to the Company will evidence your agreement with the terms and conditions set forth herein.

We are excited to offer you the opportunity to lead the BIND team as its CEO, and we look forward to working with you in this new capacity. We are confident that you will make a major contribution to our unique and exciting enterprise.

Sincerely,

/s/ Andrea Franz
Andrea Franz
Chief Financial Officer

Accepted and Agreed as of January 11, 2010

/s/ Scott Minick
Scott Minick

January 11, 2010

Exhibit 3(c)

Restricted Stock Purchase Agreement

RESTRICTED STOCK PURCHASE AGREEMENT

(Scott Minick)

This Restricted Stock Purchase Agreement (this “Agreement”) dated as of January 11, 2010 (the “Effective Date”), is made by and between BIND Biosciences, Inc., a Delaware corporation (the “Company”), and Scott Minick (“Purchaser”).

WHEREAS, the Company and Purchaser have entered into that certain employment offer letter agreement of even date herewith (the “Employment Agreement”), pursuant to which Purchaser shall serve as an employee and officer of the Company; and

WHEREAS, the Company desires to sell to Purchaser, and Purchaser desires to purchase from the Company, 1,158,706 shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”).

NOW, THEREFORE, in consideration of the premises and the promises set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

Act: The Securities Act of 1933, as amended.

Change of Control: The closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

Good Reason: shall mean any termination of Purchaser’s employment by Purchaser immediately following any of the following: (i) a change in Purchaser’s principal work location despite Purchaser’s stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (ii) a reduction by the Company in Purchaser’s salary or benefits (provided, that if the Board has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not qualify as a termination for Good Reason if (a) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (b) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (iii) a reduction by the Company in Purchaser’s duties, position, title, or responsibilities (unless such reduction occurs after a Change of Control in which case a mere change in title or reporting responsibilities shall not constitute Good Reason).

Service: Service to the Company in the role of a director, officer, employee or consultant of the Company.

Shares: The shares of Common Stock issued to Purchaser hereunder and any other securities of the Company which may be issued in exchange for or in respect of such shares of Common Stock, whether by way of stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means.

Unvested Shares: Any Shares that are not Vested Shares.

Vested: Released from the Company’s Repurchase Option (as defined in Section 5(a)).

Vested Shares: Any Shares that have Vested in accordance with Section 5(b).

2. Purchase and Sale of Shares. Pursuant to the terms and conditions set forth in this Agreement, the Company hereby sells to Purchaser, and Purchaser hereby purchases from the Company, 1,158,706 shares of the Company’s Common Stock for a purchase price per share of $0.46, and an aggregate purchase price of $533,005. The Company acknowledges receipt from Purchaser of a full-recourse promissory note in the principal amount of $533,005, as full consideration for such purchase price. Purchaser and the Company hereby agree that the fair market value of the Shares on the date hereof is $0.46 per share.

3. Representations of Purchaser. Purchaser understands that the Shares are not registered under the Act, and represents to the Company, and agrees that the Company is entitled to rely on such representations, as follows:

(a) Purchaser understands that the Shares have not been registered under the Act, or registered or qualified under the securities or “Blue Sky” laws of any jurisdiction, and are being sold pursuant to exemptions contained in the Act and exemptions contained in other applicable securities or “Blue Sky” laws. Purchaser understands further that the Company’s reliance on these exemptions is based in part on the representations made by Purchaser in this Agreement. In this connection, Purchaser represents and warrants that the offer and sale of the Shares were made solely in Massachusetts.

(b) Purchaser understands the term “accredited investor” as used in Regulation D promulgated under the Act and represents and warrants to the Company that he is an “accredited investor” for purposes of acquiring the Shares. The nature and amount of Purchaser’s investment in the Shares is consistent with Purchaser’s investment objectives, abilities and resources. Purchaser understands that the Shares are an illiquid investment, which will not become freely transferable by reason of any “change of circumstances” whatever. Purchaser has adequate means of providing for Purchaser’s current needs and possible contingencies and has no need for liquidity in Purchaser’s investment.

(c) Purchaser is acquiring the Shares for Purchaser’s own account for investment, and not for, with a view to, or in connection with the resale or distribution thereof. Purchaser has no present intention to sell, hypothecate, distribute or otherwise transfer the Shares or any portion thereof or any interest therein.

(d) Purchaser understands that the Shares will constitute “restricted securities” within the meaning of Rule 144 promulgated under the Act and that, as such, the Shares must be held indefinitely unless they are subsequently registered under the Act or unless an exemption from the registration requirements thereof is available. Purchaser has been advised that Rule 144, which permits the resale, subject to various terms and conditions, of small amounts of such “restricted securities” after they have been held for one year, does not now apply to the Company, because the Company is not now required to file, and does not file, current reports under the Securities Exchange Act of 1934, and because information concerning the Company substantially equivalent to that which would be available if the Company were required to file such reports is not now publicly available. The Company may become a reporting entity at some future date, but no assurance can be given that it will do so.

(e) In connection with Purchaser’s acquisition of the Shares, Purchaser accepts the condition that the Company may maintain “stop transfer” orders with respect to the Shares and that each certificate or other document evidencing the Shares will bear conspicuous legends in substantially the form set forth in Section 7 of this Agreement.

(f) Purchaser has consulted Purchaser’s attorney or accountant with respect to Purchaser’s purchase of the Shares. Purchaser has fully investigated the Company and its business and financial condition and has knowledge of the Company’s current activities. Purchaser acknowledges that the Company has granted Purchaser and Purchaser’s attorney or accountant access to all information about the Company which they have requested and has offered each of them access to all further information which they deemed relevant to an investment decision with respect to the Shares. Purchaser and Purchaser’s attorney or accountant have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning such information and the Company’s financial condition and prospects.

4. Restrictions on Transfer. The following restrictions on transfer of the Shares shall apply:

(a) Securities Laws. Except for purchases of Unvested Shares by the Company as contemplated by Section 5, no Shares, nor any interest therein, may be sold, assigned, pledged or otherwise transferred at any time or under any circumstances unless (i) the Shares proposed to be transferred have been registered under the Act and qualified under applicable state securities laws, or (ii) the Company has received, or agreed to waive, an opinion of counsel acceptable to the Company to the effect that such transfer may be effected without registration under the Act or qualification under the securities laws of relevant states and the proposed transferee has made such representations and agreements as the Company shall require to assure compliance with the Act and such laws.

(b) Termination of Repurchase Option. Except for purchases of Unvested Shares by the Company as contemplated by Section 5, no Shares, nor any interest therein, may be sold, assigned, pledged or otherwise transferred until the Repurchase Option shall have terminated with respect to such Shares.

(c) Right of First Refusal and Co-Sale. As a condition precedent to the Company’s issuance and sale of the Shares, Purchaser shall enter into that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of July 22, 2009, among the Company and certain of its stockholders (as the same may be amended from time to time, the “ROFR and Co-Sale Agreement”) and assume the duties of, and be bound by the restrictions applicable to, a Restricted Stockholder.

(d) Voting Agreement. As a condition precedent to the Company’s issuance and sale of the Shares, Purchaser shall enter into that certain Second Amended and Restated Voting Agreement dated as of July 22, 2009, among the Company and certain of its stockholders (as the same may be amended from time to time, the “Voting Agreement”) and assume the duties of, and be bound by the restrictions applicable to, an Executive Officer.

(e) Permitted Transfers. Any portion or all of the Vested Shares may, without compliance with the provisions of Section 4(b), be transferred by Purchaser to a member of his immediate family or to a family partnership or family trust, or on Purchaser’s death may be transferred to Purchaser’s estate or to those entitled to a distribution of the Vested Shares under the laws of descent and distribution, provided that Shares that are so transferred shall remain subject to this Section 4 and as a condition to any transfer Purchaser shall obtain a written agreement from the transferee by which the transferee agrees to be bound by this Section 4.

(f) Remedies. No sale, assignment, pledge or other transfer of Shares shall be effective or given effect on the books of the Company unless all of the applicable provisions of this Section 4 have been duly complied with. If any transfer of Shares is made or attempted in violation of such restrictions, or if Shares are not offered to the Company as required hereby, the Company shall have the right to purchase such Shares from the purported owner thereof or his transferee at any time before or after the transfer, as herein provided. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

(g) Lock-Up. Purchaser agrees that for a period of up to 180 days from the effective date of any registration of securities of the Company (upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities), he will not sell, make any short sale or loan of, grant any option for the purchase of, or otherwise dispose of any Shares held by him without the prior written consent of the Company or such underwriters, as the case may be.

5. Repurchase of Unvested Shares.

(a) Repurchase Option.

(i) In the event of the termination of Purchaser’s Service by Purchaser or the Company for any reason, with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of 90 days from such date to repurchase all or any portion of the Unvested

Shares at the per share repurchase price of $0.46 per share, appropriately adjusted in the event of a stock dividend, stock split, recapitalization, combination of shares or similar event occurring subsequent to the date of this Agreement.

(ii) Unless the Company notifies Purchaser within 90 days from the date of termination of Purchaser’s Service that it does not intend to exercise its Repurchase Option with respect to some or all of the Unvested Shares, the Repurchase Option shall be deemed automatically exercised by the Company as of the 90th day following such termination, provided, that the Company may notify Purchaser that it is exercising its Repurchase Option as of a date prior to such 90th day. Unless Purchaser is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Option as to some or all of the Unvested Shares to which it applies at the time of termination, execution of this Agreement by Purchaser constitutes written notice to Purchaser of the Company’s intention to exercise its Repurchase Option with respect to all Unvested Shares to which such Repurchase Option applies. The Company, at its choice, may satisfy its payment obligation to Purchaser with respect to exercise of the Repurchase Option by any of (1) delivering a check to Purchaser in the amount of the purchase price for the Unvested Shares being repurchased, (2) in the event Purchaser is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased and (3) by a combination of (1) and (2) so that the combined payment and cancellation of indebtedness equals such purchase price. The Company shall use good faith efforts to satisfy its payment obligation to Purchaser within 15 days after Company’s notice of exercise of the Repurchase Option (or deemed exercise), and that if such payment is not effective within such 15 days from such date, the amount of the Company’s unsatisfied payment obligation shall bear interest at a rate of nine percent (9%) per annum until the Company has satisfied its payment obligation under this Section 5(a)(ii). In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 5(a)(ii) at such time as Purchaser is indebted to the Company, the portion of such indebtedness equal to the purchase price of the Unvested Shares being repurchased shall be deemed automatically canceled as of the date of Company’s notice of exercise of the Repurchase Option (or deemed exercise). As a result of any repurchase of Unvested Shares pursuant to this Section 5(a), the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by Purchaser.

(b) Vesting.

(i) The Shares will become Vested as follows:

(1) 8.33% of the Shares shall vest on the Effective Date;

(2) An additional 22.91% of the Shares shall vest on January 11, 2011; and

(3) An additional 1.91% of the Shares shall vest on the 11th day of each month thereafter, so that the Shares shall be fully Vested on the fourth anniversary of the Effective Date;

provided, however, that the vesting of Shares on any such vesting date shall be conditioned upon Purchaser’s continuing Service to the Company from the date hereof through such vesting date.

(ii) Notwithstanding Section 5(b)(i), all Shares shall be deemed to have Vested after both of the following two conditions have been satisfied (A) a Change of Control, and (B) the termination of Purchaser’s Service by the Company (or its successor, as the case may be) after such Change of Control or Resignation For Good Reason after such Change of Control.

(iii) Notwithstanding Section 5(b)(i) and 5(b)(ii) an additional 22.92% of the Shares shall be deemed to have Vested if the Purchaser is terminated without Cause or if Purchaser shall resign for Good Reason. If the aggregate of unvested Shares remaining is less than 22.92% of the Shares, then all Shares shall be deemed Vested if the Purchaser is terminated without Cause or resigns for Good Reason.

6. Custody of Certificates. In order to facilitate the exercise of the Repurchase Option, the Company or its counsel shall hold all certificates representing Unvested Shares, together with an adequate number of undated and otherwise blank stock powers executed by Purchaser. The Company shall have the right to cause transfers of Unvested Shares to be effected pursuant to Section 4. After any Shares become Vested Shares, the Company shall, upon request of Purchaser, deliver to Purchaser a certificate or certificates representing such Vested Shares. After the Company sends Purchaser a notice that it does not intend to exercise its Repurchase Option as to certain Unvested Shares, the Company shall, upon request of Purchaser, deliver to Purchaser a certificate or certificates representing such Unvested Shares.

7. Legends. Each certificate representing Shares shall prominently bear legends in substantially the following forms:

The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Corporation has received an opinion of counsel reasonably satisfactory to the Corporation that such registration is not required.

The securities represented by this certificate have been acquired for investment and have not been registered or qualified under the securities or “Blue Sky” laws of any jurisdiction. Such securities may not be sold, transferred, pledged or hypothecated unless the registration, qualification and filing requirements of all applicable jurisdictions have been satisfied or the Corporation has received an opinion of counsel reasonably satisfactory to the Corporation that the proposed transaction will be exempt from registration, qualification, and filings in all such jurisdictions.

The Corporation is authorized to issue more than one class of stock. The powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of such preferences and/or rights of each class of stock or series of any class are set forth in the Certificate of Incorporation of the Corporation. The Corporation will furnish a copy of the Certificate of Incorporation of the Corporation to the holder hereof without charge upon written request.

The securities represented by this certificate are subject to restrictions on transfer and repurchase rights pursuant to the terms of a Restricted Stock Purchase Agreement, as amended from time to time, between the owner of this certificate and the Corporation. The Corporation will furnish a copy of this agreement to the holder hereof without charge upon written request.

8. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to such subject matter.

(b) Amendments. Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by Purchaser and on behalf of the Company.

(c) Binding Effect of the Agreement. This Agreement shall inure to the benefit of, and be binding upon, the Company, Purchaser and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

(d) Provisions Severable. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

(e) Notices. All notices under this Agreement shall be effective (i) upon personal or facsimile delivery, (ii) two business days after deposit in the United States mail as registered or certified mail postage fully prepaid, or (iii) one business day after pickup by any overnight commercial courier service, in each case sent or addressed to the Company at its principal office or to Purchaser at his record address as carried in the stock records of the Company, as the case may be, or at such other address as either may from time to time designate in writing to the other.

(f) Construction. A reference to a Section shall mean a Section of this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(g) No Employment or Consulting Agreement. This Agreement shall not be construed as an agreement by the Company to employ or engage Purchaser, nor is the Company obligated to employ or engage Purchaser by reason of this Agreement or the issuance of the Shares to Purchaser.

(h) Section 83(b) Election. Purchaser will furnish to the Company a copy of any election made by Purchaser under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to his acquisition of the Shares.

(i) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. Purchaser consents to jurisdiction and venue in any state or federal court in The Commonwealth of Massachusetts for the purposes of any action relating to or arising out of this Agreement or any breach or alleged breach hereof, and to service of process in any such action by certified or registered mail, return receipt requested.

(j) Disposition of Shares; Purchase by Nominee or Designee. Any Shares that the Company elects to purchase hereunder may be disposed of by it in such manner as it deems appropriate with or without restrictions on the transfer thereof, and the Company may require their transfer to a nominee or designee as part of any purchase of Shares from Purchaser.

(k) Withholding Taxes. Purchaser acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to Purchaser any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by Purchaser.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Purchase Agreement as of the date first above written.

BIND BIOSCIENCES, INC.

By:
Name:	Andrea Franz
Title:	Chief Financial Officer

PURCHASER:

Scott Minick

STOCK POWER

(Scott Minick)

FOR VALUE RECEIVED, Scott Minick hereby sells, assigns and transfers to BIND Biosciences, Inc., a Delaware corporation (the “Company” ), a total of                  shares of the Common Stock of the Company standing in his name on the books of the Company represented by stock certificate number              to be delivered herewith, and does hereby irrevocably constitute and appoint Foley Hoag LLP as attorney to transfer said shares on the books of the Company with full power of substitution in the premises.

Dated:

Scott Minick

In the Presence of:

Name:

January 11, 2010

Exhibit 3(d)

Promissory Note

PROMISSORY NOTE

$533,005	January 11, 2010

FOR VALUE RECEIVED, Scott Minick (“Minick”) hereby promises to pay to the order of BIND Biosciences, Inc., a Delaware corporation (“BIND”), the aggregate principal amount of Five Hundred Thirty-Three Thousand Five Dollars ($533,005), together with simple interest on the unpaid principal balance at the rate of 2.45% per annum, on or before January 11, 2018, or as earlier provided in Sections 1 and 3 below, subject to the terms set forth in this promissory note (this “Note”). All terms used herein without definition herein shall have the meanings ascribed to them in that certain Employment Offer Letter, dated as of January 11, 2010 (the “Offer Letter”), by and among BIND and Minick.

1. Payment of principal and interest shall be made in lawful money of the United States of America, by check sent to BIND at its principal offices, or at such other place as BIND shall have designated to Minick in writing. All payments shall be credited first to the accrued interest then due and the remainder to principal. Minick may prepay this Note at any time without premium or penalty; provided, however, that all prepayments of principal shall be applied in the reverse order of maturity.

2. In the event this Note is not paid when due, Minick agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest thereon at the rate set forth above.

3. The entire principal balance of this Note and any unpaid accrued interest shall become immediately due and payable without notice or demand:

(a) Upon the appointment of a receiver of any of Minick’s property, the assignment or trust mortgage for the benefit of Minick’s creditors, the commencement of any kind of insolvency proceedings under any bankruptcy or other law relating to the relief of debtors, or the entry of an order for relief with respect to Minick in any proceeding pursuant to the United States Bankruptcy Code, as amended;

(b) Upon such date that Minick resigns or is involuntarily terminated as an employee, consultant or a director of BIND if such resignation is not for Good Reason or such termination is with Cause;

(c) Six months following such date that Minick resigns or is involuntarily terminated as an employee, consultant or a director of BIND if such resignation is for Good Reason or such termination is without Cause; or

(d) Immediately prior to BIND’s filing of a registration statement with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934.

4. No course of dealing of BIND nor any failure or delay by BIND to exercise any right, power or privilege under this Note shall operate as a waiver hereunder or thereunder and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

Minick and every maker, endorser and guarantor of this Note or the obligations represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable. No covenant, obligation or other provision of this Note may be waived, and no consent contemplated hereby may be given, other than in a writing signed by BIND. BIND shall have full recourse against Minick, and shall not be required to proceed against any collateral securing this Note in the event of default.

5. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. This Note may not be changed or terminated orally.

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IN WITNESS WHEREOF, the parties have executed this Promissory Note as an instrument under seal as of the date first above written.

BIND BIOSCIENCES, INC.

By:
Name:	Andrea Franz
Title:	Chief Financial Officer

BORROWER:

Scott Minick

Address: